Exhibit 99.2

Non-Disclosure Agreement (NDA) Signed: An Important Message from CEO Doug Parker

August 31, 2012

Dear Fellow Employees:

Today we announced that US Airways has entered into a Non-Disclosure Agreement (NDA) with American Airlines’ parent company, under which both companies have agreed to exchange certain confidential information and to work in good faith to evaluate a potential combination. We are pleased to be working directly with American to study a potential merger and we consider this very good news. It does not mean we are merging – it simply means we have agreed to work together to discuss and analyze a potential merger.

A Non-Disclosure Agreement is pretty much what it sounds like. We, along with American, have agreed to not publicly disclose anything about the discussions or analysis as we move forward because we don’t believe that would be productive. We have also agreed not to discuss the work that is being done to analyze a potential combination with anyone not covered by the NDA. This agreement will likely remain in place until either a deal has been signed or we have determined this process will not result in a transaction.

As a result, we will not be able to be as open and candid about the discussions with American as we usually are about issues that are important to all of us. We will still be very communicative, of course, about all other aspects of our airline, and our Communications Team will continue their great work through About US, US Daily, Wings, State of the Airline webcasts, Crew News webcasts, etc.

I trust you recognize the importance of signing this NDA and we appreciate your understanding. While we may not be providing regular updates on this process, rest assured your management team is working diligently and aggressively to do what is best for US Airways and our hard-working team members. I will let you know more as soon we are able.

In the meantime, please keep up the great work. You all are doing a wonderful job of taking care of our customers and running a great airline. The results are remarkable. Thank you so much for all you do.

Sincerely,

Doug